William F. Glavin, Jr.
Chairman, President and	OppenheimerFunds, Inc.
Chief Executive Officer	Two World Financial center
225 Liberty Street
New York, NY 10281-1008
oppenheimerfunds.com
December 27, 2011

Dear Oppenheimer Fund Shareholder:

We have scheduled a shareholder meeting on February 29, 2012 for you to decide upon some important proposals for your fund(s).  Enclosed you will find a detailed proxy statement detailing the proposals, a ballot card and a postage-paid return envelope for voting by mail.

The funds’ Board of Trustees or Board of Directors (each, a “Board Member” and collectively the “Board”) believes the matters being proposed for approval are in the best interests of the funds and their shareholders and recommends a vote “for” the election of Board Members and “for” each proposal.  Regardless of the number of shares you own, it is important that your shares be represented and voted.  We urge you to consider these issues carefully and make your vote count.

You may own shares in one or more of the funds presented in the enclosed proxy statement.  However, your ballot reflects only those fund shares registered to you on the record date of December 7, 2011, and that you are therefore entitled to vote.

How do you vote?

To cast your vote, simply mark, sign and date the enclosed proxy ballot and return it in the postage-paid envelope today. You may also vote by telephone or Internet by following the instructions on the proxy ballot. Using a touch-tone telephone or the Internet to cast your vote saves you time and helps reduce the Fund’s expenses. If you vote by phone or Internet, you do not need to mail the proxy ballot.  In the absence of sufficient votes to approve the proposals, the meeting will be adjourned until such time that quorum may be reached.

What are the Proposals?

•	Election of Board Member nominees: Certain Board Members will be retiring within a few years. It is proposed to elect successor Board Members as well as to re-elect the current Board Members

•
Approval to change, or remove, certain fundamental policies/investment objectives: It is proposed to update, standardize and streamline certain fundamental policies/investment objectives to provide increased flexibility to the funds to adapt to a changing investment environment and/or achieve consistency among the funds and other funds in the Oppenheimer family of funds

•
Approval of an Agreement and Plan of Reorganization that provides for the reorganization of a Fund from a Maryland corporation or Massachusetts business trust, as applicable, into a Delaware statutory trust: It is proposed to reorganize the funds to benefit from the advantages of organization in Delaware

Please read the enclosed proxy statement for complete details on the proposals. Of course, if you have any questions, please contact your financial advisor, or call us at 800.331.5963. As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

Sincerely,

Bill Glavin

Enclosures
Oppenheimer funds are distributed by OppenheimerFunds Distributor, Inc.
Two World Financial Center, 225 Liberty Street, New York, NY 10281-1008
©2010 OppenheimerFunds Distributor, Inc. All rights reserved.
XP100.002.1211   December 20, 2011